Exhibit 99.1

NAPCO Announces Results for First Quarter Ended September 30, 2014

-Revenue of $17.3 Million-

-Net Income Increases 29%-

-Management to Host Conference Call Today at 11 a.m.-

AMITYVILLE, N.Y., Nov. 10, 2014 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NSSC), one of the world's leading solutions providers and manufacturers of high-technology electronic intrusion security, connected home, video and fire systems, as well as enterprise-class access control and door locking products, today announced financial results for its first fiscal quarter ended September 30, 2014.

Highlights:

•	Net sales for the first quarter were $17.3 million, up 1% from the same quarter last year. Last year’s sales included a large custom access control system order for a major university.

•	Sales of the Company's door-locking products, including LocDown™ products, grew 4% in the first quarter as compared to the same period a year ago, representing the ninth consecutive quarter of growth of these products.

•	Alarm Division recurring revenue for the first quarter increased 82% and grew sequentially by 13%.

•	Gross margin improved 110 basis points to 30.3% for the quarter as compared to 29.2% for the same period last year.

•	Income before taxes for the first quarter increased by 42% to $196,000 as compared to $138,000 last year.

•	Earnings per share (diluted) for the first quarter remained constant at $0.01 as compared to the same quarter a year ago.

•	Debt, net of cash, has been reduced by $28.2 million from $35.9 million to $7.7 million since acquiring Marks in August of 2008, with $1.6 million of this reduction occurring in the first three months of this fiscal year. The net debt of $7.7 million is the lowest level in eight years.

Richard Soloway, Chairman and President, said, “Our focus on selling higher margin products with recurring revenue streams helped us deliver solid results to our bottom line during the seasonally slow fiscal first quarter. Our improved gross margin during what has historically been our weakest sales quarter highlights the operating leverage in our business and underscores our earnings potential as we move into seasonally stronger quarters. This is particularly encouraging in light of the strong interest we are seeing for our integrated locking and access control solutions, which provide end-user customers with some of the most cost-effective, advanced security systems on the market. During the quarter, our Continental division signed a contract with a large Midwestern university to provide its campus with an integrated access-locking solution as part of the first phase of a campus-wide project. The fact that prominent educational institutions with large physical infrastructures continue to turn to NAPCO to make their students, faculty and administrators safer is a testament to the traction we are gaining in this fast-growing segment of the security market.”

Mr. Soloway added: “In addition, other new product lines with recurring revenue streams continue to perform well. Activations of our Starlink™ 3G/4G Communicators grew 41% sequentially this past quarter as alarm dealers replace 2G radios ahead of that network shutting down in 2017. Our dealer network is also responding positively to the launch of the iBridge Connected Home Dealer Program, which allows consumers to control their security systems, video, cameras, thermostats, entry locks and lighting remotely using a smartphone, PC or tablet.”

Mr. Soloway concluded: “The momentum we’re building across the Company should enable us to accelerate sales growth throughout the year as new products gain awareness among our large distribution and dealer network and we enter seasonally stronger quarters for our core products. We continue to remain keenly focused on building shareholder value and strengthening our balance sheet by steadily reducing debt and buying back our shares. ”

Financial Results

Net Sales for the three months ended September 30, 2014 increased 1% to $17.3 million, as compared to $17.2 million for the same period one year ago. Revenue in the first quarter of last year included part of a large custom access control system order for a major university. Selling, general and administrative expenses for the quarter were $5.0 million, or 28.9% of sales, as compared to $4.8 million, or 27.8% of sales, for the same period in 2014. The increase was due primarily to additional sales staff and advertising expenditures to support ongoing product introductions.

Operating income for the three months ended September 30, 2014 remained relatively constant at $246,000 as compared to $240,000 for the same period a year ago. Adjusted EBITDA* for the three months ended September 30, 2014 remained relatively constant at $651,000 as compared to $656,000 for the same period a year ago (*see table attached).

Net income for the three months ended September 30, 2014 increased 29%, to $159,000 or $0.01 per share as compared to $123,000 or $0.01 per share for the same period last year.

Balance Sheet Summary

At September 30, 2014, the Company had $3.7 million in cash and cash equivalents an increase of $1.2 million compared to $2.5 million at June 30, 2014. NAPCO had working capital of $33.0 million as compared with working capital of $33.4 million at June 30, 2014. Current ratio was 4.6:1 at both September 30, 2014 and June 30, 2014. Debt, net of cash, was $7.7 million at September 30, 2014, a decrease of $1.6 million compared to $9.3 million as of June 30, 2014.

Conference Call Information

Management will conduct a conference call at 11 a.m. today, November 10, 2014. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471 about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on November 10, 2014 and ending on November 17, 2014 at 11:59 p.m. ET. For the replay, please dial 1-877-870-5176 domestically, or 1-858-384-5517 for international callers, and use the replay access code 13593982. In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com or by visiting http://public.viavid.com/index.php?id=111596.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc. is one of the world's leading solutions providers and manufacturers of high-technology electronic security, connected home, video, fire alarm, access control and door locking systems. The Company consists of four Divisions: NAPCO, its security and connected home segment, plus three wholly-owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (audited)

	September 30, 2014	June 30, 2014
ASSETS	(in thousands, except for share data)
CURRENT ASSETS
Cash and cash equivalents	$3,741	$2,483
Accounts receivable, net of reserves and allowances	13,930	16,904
Inventories	22,767	21,443
Prepaid expenses and other current assets	849	989
Income tax receivable	169	121
Deferred income taxes	757	739
Total Current Assets	42,213	42,679
Inventories - non-current	3,653	3,567
Deferred income taxes	932	1,005
Property, plant and equipment, net	6,295	6,394
Intangible assets, net	9,386	9,552
Other assets	158	167
TOTAL ASSETS	$62,637	$63,364
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long term debt	$1,600	$1,600
Accounts payable	3,846	4,082
Accrued expenses	1,829	1,737
Accrued salaries and wages	1,958	1,824
Total Current Liabilities	9,233	9,243
Long-term debt, net of current maturities	9,800	10,200
Accrued income taxes	169	169
Total Liabilities	19,202	19,612

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common Stock, par value $0.01 per share; 40,000,000 shares authorized; 21,049,243 and 20,049,243 shares issued; and 19,311,520 and 19,419,076 shares outstanding, respectively	210	210
Additional paid-in capital	16,065	16,032
Retained earnings	35,713	35,554
	51,988	51,796
Less: Treasury Stock, at cost (1,737,723 and 1,630,167 shares, respectively)	(8,553)	(8,044)
TOTAL STOCKHOLDERS' EQUITY	43,435	43,752
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$62,637	$63,364

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (audited)
	Three months ended September 30,
	2014	2013
	(In thousands, except share and per share data)
Net sales	$17,336	$17,239
Cost of sales	12,081	12,200
Gross Profit	5,255	5,039
Selling, general, and administrative expenses	5,009	4,799
Operating Income	246	240
Other expense (income) :
Interest expense, net	55	99
Other, net	(5)	3
Income before Income Taxes	196	138
Provision for income taxes	37	15
Net Income	$159	$123

Net Income per share:
Basic	$0.01	$0.01
Diluted	$0.01	$0.01

Weighted average number of shares outstanding:
Basic	19,412,000	19,323,000
Diluted	19,412,000	19,341,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES
NON-GAAP MEASURES OF PERFORMANCE* (unaudited)
	Three months ended September 30,
	2014	2013
	(In thousands except share data)
Net income	$159	$123
Add back provision for income taxes	37	15
Add back interest and other expense	50	102
Operating income (GAAP)	246	240

Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	166	195
Add back stock-based compensation expense	33	1
Adjusted non-GAAP operating income	445	436
Add back depreciation and other amortization	206	220
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$651	$656

Adjusted EBITDA per Diluted Share	$0.03	$0.03

Weighted average number of Diluted Shares outstanding	19,412,000	19,341,000

* Non-GAAP Information. Certain non-GAAP measures are included in this press release, including EBITDA, non-GAAP operating income and Adjusted EBITDA. We define EBITDA as GAAP net income plus income tax expense (benefit), net interest expense and depreciation and amortization expense. Non-GAAP operating income does not include impairment of goodwill, amortization of intangibles, restructuring charges, stock-based compensation expense and other infrequent or unusual charges. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures included in the above.

Contacts:

Investor Relations

KCSA Strategic Communications

Todd Fromer / Phil Carlson

212-896-1215 / 1233

napco@kcsa.com

Media

KCSA Strategic Communications

Jon Goldberg / Dixon Moretz

212-896-1282 / 1251

napco@kcsa.com